Sonic Jet Performance, Inc.
                          11782 Western Avenue- Unit B
                               Stanton, CA, 90680


                                 March 31, 2003

 Dear  Frank:

          This letter confirms that we have offered you employment with us on the following terms, to begin March 31, 2003:

1. Your title will be Director of Business Devleopment, reporting directly to the President. All decisions that have material effect the business must be authorized by the President. The term of this agreement is one year.

2.   Your initial salary is $120,000 annually, paid biweekly.

3. In addition to your base salary, you will be issued free trading stock pursuant to S-8 registration equal to 500,000 shares which will be issued at the conclusion of this agreement.

4. You shall be reimbursed for reasonable and necessary business expenses authorized and verified to Company's satisfaction.

5. This agreement will terminate on April 1, 2004. Following it's termination, the Company may terminate this agreement at any time for any reason with or without cause. No one has the authority to change this except by a written agreement signed by both parties. 30 days notice would be expected from you and would be given to you (or pay in lieu of notice) absent unusual circumstances.

6. We each mutually agree to arbitrate any and all differences, claims, or disputes, of every kind (statutory or other) arising out of your employment or its termination. Such arbitration would be in Orange County, California, or other mutually-agreed location, before the American Arbitration Association, and in lieu of any court action.

     No other promises or representations have been made to you.

     Please sign below and return the original to me to accept employment.

                                                  Very truly yours,


                                                  Madhava Rao Mankal
                                                  CFO Sonic Jet Performance

        Agreed to this 1st day or April, 2003

        -----------------------------
        Frank Kavanaugh